                                                                       EXHIBIT B
                                 AFFILIATE'S LETTER

Medtronic, Inc.
7000 Central Avenue NE
Minneapolis, MN 55432-3576

Ladies and Gentlemen:

The undersigned officer and/or director of Sofamor Danek Group, Inc. (the "Company") has been advised that the undersigned may be deemed by the Company to be an "affiliate" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") (such rule, as amended or replaced by any successor rule, referred to herein as "Rule 145") and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"). Pursuant to the terms of the Agreement and Plan of Merger dated on or about the date hereof (the "Merger Agreement"), among Medtronic, Inc. ("Parent"), MSD Merger Corp. ("Merger Subsidiary"), and the Company, Merger Subsidiary will be merged with and into the Company (the "Merger"). As a result of the Merger, outstanding shares of common stock, no par value, of the Company ("Company Common Stock") will be converted into the right to receive shares of common stock, $.10 par value per share, of Parent ("Parent Common Stock"), as determined pursuant to the Merger Agreement.

In order to induce Parent and the Company to enter into the Merger Agreement, the undersigned (referred to herein as "Affiliate") represents, warrants and agrees as follows:

1. Affiliate will not sell, transfer, pledge, dispose of, or otherwise reduce Affiliate's risk relative to, any Parent Common Stock or Company Common Stock during the period commencing 30 days prior to the effective time of the Merger and ending at such time as financial results covering at least 30 days of the post-Merger combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

2. Affiliate has been advised that the issuance of the Parent Common Stock, if any, to Affiliate pursuant to the Merger is being registered with the SEC under the Securities Act and the rules and regulations promulgated thereunder on a Registration Statement on Form S-4. However, Affiliate has also been advised that, because Affiliate may be deemed to be an "affiliate" of the Company (as that term is used in paragraphs (c) and (d) of Rule 145), any sale, transfer or other disposition by Affiliate of any Parent Common Stock issued pursuant to the Merger will, under current law, require either (a) further registration under the Securities Act of the Parent Common Stock to be sold, transferred, or otherwise disposed of, or
     (b) compliance with Rule 145, or (c) the availability of another exemption from such registration.

3. Affiliate will not offer to sell, sell, or otherwise dispose of any Parent Common Stock issued pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act (the compliance with Rule 145 or the availability of such other exemption to be established by Affiliate to the reasonable satisfaction of Parent's counsel).

4. Affiliate consents to the placement of a stop transfer order with the Company's and Parent's stock transfer agent and registrar, and to the placement of the following legend on certificates representing the Company Common Stock and Parent Common Stock issued or to be issued to Affiliate:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN AFFILIATE'S LETTER FROM THE UNDERSIGNED TO [PARENT], AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN COMPLIANCE WITH RULE 145 OF THE SECURITIES ACT OF 1933 OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

5. Affiliate has carefully read this letter and has discussed with counsel for Affiliate or counsel for the Company, to the extent Affiliate felt necessary, the requirements of this letter and other applicable limitations on the ability of Affiliate to sell, transfer, or otherwise dispose of Company Common Stock and Parent Common Stock.

6. The Company agrees to take all reasonable actions up to the date of the Merger, including but not limited to the placement of a stop transfer order with the Company's stock transfer agent and registrar, to ensure compliance by Affiliate with the provisions of this letter.

7. Execution of this letter should not be considered an admission on the part of Affiliate that Affiliate is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affiliate on or after the date of this letter.

8. By Parent's acceptance of this letter, Parent hereby agrees with Affiliate as follows:

     (A) For so long as and to the extent necessary to permit Affiliate to sell Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and
          (ii) furnish to Affiliate upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Common Stock by Affiliate under Rule 145, and (b) otherwise use its reasonable efforts in permit such sales pursuant to Rule 145 and

          Rule 144. Parent hereby represents to Affiliate that it has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

     (B) It is understood and agreed that certificates with the legends set forth in paragraph 4 above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply in the undersigned.

                              Very truly yours,


November 1, 1998
                              --------------------------------------------------
                              (Signature)


                              --------------------------------------------------
                              (Name) (Please Print)


                              SOFAMOR DANEK GROUP, Inc.


                              By:
                                 -----------------------------------------------

                                Its:
                                    --------------------------------------------

                                     ACCEPTANCE


     Medtronic, Inc. hereby accepts the foregoing Affiliate's Letter delivered pursuant to Section 5.7 of the Agreement and Plan of Merger dated November 1, 1998, by and among Medtronic, Inc., MSD Merger Corp., and Sofamor Danek Group, Inc.


                                   MEDTRONIC, INC.


                                   By:
                                      ---------------------------------
                                        Michael D. Ellwein, Vice President and
                                        Chief Development Officer

                                                                       EXHIBIT C
                            AGREEMENT TO FACILITATE MERGER

DATE:     November ___, 1998

PARTIES:

          Medtronic, Inc.,                        (hereinafter "Parent")
          a Minnesota corporation

               and

          ____________________________,
          an individual officer and/or director
          of Sofamor Danek Group, Inc.               (hereinafter "Shareholder")

RECITALS:

     A. Shareholder is the legal or beneficial owner of shares of Common Stock of Sofamor Danek Group, Inc., an Indiana corporation (the "Company"), and the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

     B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common Stock.

     C. Shareholder deems it to be in Shareholder's best interest and in the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the shareholders of the Company, and it is a condition to Parent's obligations under the Merger Agreement that Individual enter into this Agreement.

     D. It is understood and acknowledged by the Shareholder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous or prompt subsequent execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

     1. VOTE IN FAVOR OF MERGER. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Shareholder, solely in his or her capacity as a shareholder of the Company agrees to vote (or caused to be voted) all shares of Company Common Stock presently beneficially owned by Shareholder, and all shares of Company Common Stock with respect to which Shareholder in the future acquires beneficial ownership, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, in favor of the approval, consent, and ratification of the Merger Agreement and the Merger. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Shareholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Shareholder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

     2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder represents and warrants to Parent that Shareholder has the legal capacity to enter into and perform all of Shareholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid, and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

     3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common stock legally or beneficially owned by Shareholder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Shareholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

     4. INJUNCTIVE RELIEF. Shareholder agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Shareholder therefore agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     6. FURTHER ASSURANCES. Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     7. THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

     8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of laws).

     9. EFFECTIVENESS. If this Agreement is executed by Shareholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.

     IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Shareholder has executed this Agreement, as of the date and year first above written.

                                   MEDTRONIC, INC.


                                   By:
                                      ---------------------------------

                                   Its:
                                       ------------------------------

                                   -----------------------------------
                                   [Signature]

                                   -----------------------------------
                                   [Print Name]

                                                                       EXHIBIT D
                               STOCK OPTION AGREEMENT


     THIS AGREEMENT is dated as of November 1, 1998, between Medtronic, Inc., a Minnesota corporation ("Grantee"), and Sofamor Danek Group, Inc., an Indiana corporation ("Issuer").

                                      RECITALS

     A. Grantee, Issuer, and MSD Merger Corp., an Indiana corporation and wholly-owned subsidiary of Grantee ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subsidiary will be merged with and into Issuer (the "Merger").

     B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, no par value ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 5,366,478 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $115 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Issuer represents that the Option Shares represent at least 19.9% of the number of shares of Issuer Common Stock outstanding on the date hereof. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     2.   EXERCISE OF OPTION.

          (a) Subject to the terms and conditions of this Agreement, Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) may, prior to the Expiration Date (as defined in Section 11), exercise the option, in whole or in part, at any time or from time to time on or after the occurrence of an Exercise Event (as defined below). As used herein, an "Exercise Event" shall mean any event or circumstance the occurrence of which results in the fee specified in Section 7.2(a) of the Merger Agreement becoming payable to Grantee, after demand by Grantee, or the additional $40 Million fee specified in Section 7.2(b) of the Merger Agreement becoming payable to Grantee, after demand by Grantee.

          (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice (the "Exercise Notice") to

     Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase, and a date and time for the closing of such purchase (a "Closing") not less than three nor more than 30 business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). When this Option is exercisable, Grantee, in lieu of exercising the Option, shall have the right at any time thereafter prior to the Expiration Date to request in writing that Issuer pay, and promptly (but in any event not more than ten business days) after Grantee makes such request, Issuer shall, subject to Section 2(c) below, pay to Grantee by certified check, official bank check or wire transfer pursuant to Grantee's instructions, in cancellation of the option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

               (x)  the excess, if any,  over the Option Price of the greater of
          (A) the last sale price of a share of Issuer Common Stock as reported on the New York Stock Exchange on the last trading day prior to the date of the Exercise Notice, (B) the highest price per share of Issuer Common Stock offered to be paid or paid in connection with any Alternative Transaction and (C) in the case of any Alternative Transaction structured as an asset acquisition, the highest aggregate consideration offered to be paid or paid in any such transaction or proposed transaction, divided by the number of shares of Issuer Common Stock then outstanding, and

               (y)  $105 Million divided by the initial number of Option Shares,

     multiplied by (ii) the number of Option Shares then covered by the Option; provided, however, that if, prior to payment of the Cancellation Amount, Grantee has been paid by Issuer a termination fee described in Section 7.2
     (a) or (b)of the Merger Agreement (the "Termination Fee"), then the Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the Termination Fee and the Cancellation Amount shall not exceed $105 Million. If all or a portion of the price per share of Issuer Common Stock offered, paid, or payable or the aggregate consideration offered, paid, or payable for the assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the noncash consideration as mutually determined by the investment bankers of Issuer and the investment bankers of Grantee. In no event shall (i) the Cancellation Amount exceed $105 Million or (ii) the sum of the Termination Fee paid plus the Cancellation Amount exceed $105 Million.

          (c) Following exercise of the Option by Grantee, in the event that Grantee thereafter at any time sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then any Termination Fee due and payable by Issuer following such time shall be reduced to the extent necessary so that the sum of

               (x)  the Termination Fee and

               (y) the amount received (whether in cash, loan proceeds, securities, or otherwise) by Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit")

     shall not exceed $105 Million. If Issuer has paid to Grantee the Termination Fee prior to the Sale, then Grantee shall remit to Issuer, within ten business days after completion of any sale, the excess, if any, of the Option Share Profit which, when added to the Termination Fee already paid, exceeds $105 Million.

     3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under Section 2 of this Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check, or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) a certificate or certificates representing the number of validly issued, fully paid, and nonassessable Option Shares so purchased, in the denominations and registered in such names (which shall be Grantee or a wholly-owned subsidiary of Grantee) designated in writing to Issuer by Grantee.

     4.   REGISTRATION AND LISTING OF OPTION SHARES.

          (a) Issuer agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of Grantee and (ii) cause to become and remain effective for a period not in excess of six months from the day such registration statement first becomes effective (or such shorter period as may be necessary to effect the distribution of such shares) the registration under the 1933 Act, and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request; provided, however, that (i) Grantee shall have the right to select the managing underwriter for any such offering after consultation with Issuer, which managing underwriter shall be reasonably acceptable to Issuer, (ii) Grantee shall not be entitled to more than two effective registration statements hereunder, and (iii) Grantee shall not be entitled to request such a registration statement within a period of one year after the effective date of a registration statement in which Grantee was entitled to include all or a portion of the Option Shares.

          (b) In addition to such demand registrations, if Issuer proposes to effect a registration of Issuer Common Stock for its own account or for the account of any other shareholder of Issuer (other than in connection with (i) employee stock option plans or similar arrangements or (ii) corporate acquisitions), Issuer will give prompt written notice to all holders of Options or Option Shares of its intention to do so and shall use its reasonable best efforts to include therein all Option Shares requested by Grantee to be so included. No registration effected under this Section 4(b) shall relieve Issuer of its obligations to effect demand registrations under Section 4(a) hereof.

          (c) Registrations effected under this Section 4 shall be effected at Issuer's expense, including the fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of Options or Option Shares participating in such offering (a "Holder"), its underwriters, and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters, and each of their respective affiliates may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

          (d)  In connection with any registration statement pursuant to this
     Section 4, each Holder agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the 1933 Act. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Issuer, its underwriters, and each of their respective affiliates may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement.

          (e) Upon the issuance of Option Shares hereunder, Issuer will use its reasonable best efforts promptly to list such Option Shares with the New York Stock Exchange or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana and has requisite corporate power and authority to enter into and perform this Agreement.

          (b) The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed, and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors, rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, such number of authorized shares of Issuer Common Stock as is equal to the number of Option Shares (or such other amount as may be required pursuant to Section 10 hereof), each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances, and security interests and not subject to any preemptive rights.

          (d) The execution, delivery, and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to
     Section 4, compliance with the provisions of the 1933 Act and any applicable state securities laws, do not require the consent, waiver, approval, license, or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition, or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation, or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where the failure to obtain such consents, waivers, approvals, licenses, or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has requisite corporate power and authority to enter into and perform this Agreement.

          (b) The execution and delivery of this Agreement by Grantee and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Grantee or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     7. COVENANTS OF GRANTEE. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the 1933 Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates representing the Option Shares (in addition to any legend required under applicable state securities laws):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (1) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (2) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     8. REASONABLE BEST EFFORTS. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     9. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act shall have expired or been terminated;

          (b) the representations and warranties of Grantee made in Section 6 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

          (c) no order, decree, or injunction entered by any court of competent jurisdiction or governmental, regulatory, or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the option or acquisition of Option Shares pursuant to this Agreement.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash, or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate Option Price of the Option Shares.

     11. EXPIRATION. The Option shall expire at the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) if exercisable pursuant to Section 2 hereof, the later of one year after termination of the Merger Agreement in accordance with the terms thereof or 90 days after an Exercise Event, or (c) termination of the Merger Agreement in accordance with the terms thereof in circumstances under which neither the fee specified in Section 7.2(a) thereof nor the fee specified in Section 7.2(b) thereof can in any circumstances become payable (such expiration date is referred to as the "Expiration Date").

     12.  GENERAL PROVISIONS.

          (a) SURVIVAL. All of the representations, warranties, and covenants contained herein shall survive each Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

          (b) FURTHER ASSURANCES. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use their reasonable best efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

          (c) SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Issuer shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder, and Grantee shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder.

          (e) SPECIFIC PERFORMANCE. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

          (f) AMENDMENTS. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

          (g) NOTICES. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

          If to Grantee:

               Medtronic, Inc.
               7000 Central Avenue, N.E.
               Minneapolis, MN  55432
               with separate copies thereof addressed to:

               Attention:     General Counsel
                              FAX:  (612) 572-5459
               and

               Attention:     Vice President and Chief Development Officer
                              FAX: (612) 572-5404

          If to Issuer:

               Sofamor Danek Group, Inc.
               1800 Pyramid Place
               Memphis, TN  38132
               FAX: (901) 344-1576
               Attention:  Stephen S. Phillips, Executive Vice President and
                              General Counsel

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, NY  10022
               FAX: (212) 848-7179
               Attention:  Creighton O'M. Condon, Esq.

          (h) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.

          (k) JURISDICTION AND VENUE. Each of Issuer and Grantee hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Indiana. Each of Issuer and Grantee hereby consents to personal jurisdiction in any such action brought in any such Indiana court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Indiana court or to any claim that any such Indiana court is an inconvenient forum.

          (l) ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

          (m) EXPENSES. Except as otherwise provided in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.


                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   MEDTRONIC, INC.


                                   By:  /s/ William W. George
                                      ---------------------------------
                                        William W. George, Chairman
                                        and Chief Executive Officer

                                   SOFAMOR DANEK GROUP, INC.


                                   By:  /s/ E. R. Pickard
                                      ---------------------------------
                                        E.R. Pickard, Chairman
                                        and Chief Executive Officer



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